Exhibit 28 (n) 36 Under Form N-1A

Exhibit 99 Under Item 601/Reg. S-K

Class Y Shares Exhibit

To

Multiple Class Plan

(rEVISED 11/2/18)

1.       Separate Arrangement And Expense Allocation

For purposes of Rule 18f-3 under the Act, the basic distribution and shareholder servicing arrangement for the Class Y Shares will consist of sales to institutional purchasers requiring less distribution support activity and less shareholder services, who are also seeking low expense ratios. In connection with this basic arrangement, Class Y Shares will bear the following fees and expenses:

Fees and Expenses	Maximum Amount Allocated Class Y Shares
Sales Load	None
Contingent Deferred Sales Charge ("CDSC")	None
Shareholder Service Fee	None
12b-1 Fee	None
Other Expenses	Itemized expenses incurred by the Fund with respect to holders of Class Y Shares as described in Section 3 of the Plan

2.       Conversion and Exchange Privileges

For purposes of Rule 18f-3, Class Y Shares have the following conversion rights and exchange privileges at the election of the shareholder:

Conversion Rights:	At the election of the shareholder, Shares may be converted into any other Share Class of the same Fund, provided that the shareholder meets the eligibility requirements for the Share Class into which the conversion is sought, as applicable.
Exchange Privilege:

Class Y Shares may be exchanged into any Federated fund or share class that does not have a stated sales charge or contingent deferred sales charge, except Shares of Federated Institutional Prime 60 Day Fund, Federated Institutional Money Market Management, Federated Institutional Prime Obligations Fund, Federated Institutional Tax-Free Cash Trust, Federated Institutional Prime Value Obligations Fund, Class A Shares of Federated Government Reserves Fund and Class R Shares of any Fund, provided that the shareholder meets any shareholder eligibility and minimum initial investment requirements for the Shares to be purchased, (if applicable), both accounts have identical registrations, and the shareholder receives a prospectus for the fund in which the shareholder wishes to exchange.

In any exchange, the shareholder shall receive shares having the same aggregate net asset value as the shares surrendered. Exchanges to any other Class shall be treated in the same manner as a redemption and purchase.

Schedule of Funds

Offering class Y Shares

The Funds set forth on this Schedule each offer Class Y Shares on the terms set forth in the Class Y Shares Exhibit to the Multiple Class Plan, in each case as indicated below:

Multiple Class Company	Series

Federated U.S. Government Securities Fund: 1-3 Years